EXHIBIT 4.1

                      SERIES C CONVERTIBLE PREFERRED STOCK

         The Corporation is authorized to issue up to 1,000,000 shares of a Series of Preferred Stock which shall be entitled "Series C Convertible Preferred Stock" (the "Series C Preferred"), which shall have the following preferences, rights, qualifications, limitations or restrictions.

         1. VOTING.

                  (A) The holders of the Series C Preferred shall be entitled to that number of votes per share of Series C Preferred equal to the number of shares of Common Stock into which such share of Series C Preferred is convertible. Such holders shall be entitled to cast such votes on any matter which is submitted to the holders of the Corporation's Common Stock and, except as provided in Section 1(B), shall vote with the holders of the Common Stock as a single class.

                  (B) The Corporation shall not, without the affirmative vote or consent of the holders of shares representing at least a majority of the shares of Series C Preferred then outstanding, acting as a separate class:

                           (1) in any manner authorize or create any class of
                  capital stock ranking, either as to payment of dividends or distribution of assets, prior to or on a parity with the Series C Preferred; or

                           (2) in any manner alter or change the designations,
                  powers, preferences or rights or the qualifications, limitations or restrictions of the Series C Preferred;

provided, however, that, except as otherwise provided by law, any such vote or consent by the holders of the Series C Preferred shall be sufficient authorization, insofar as the need to obtain approval of the Series C Preferred is concerned, for any such action, and when such action is effected upon such vote or consent of the Series C Preferred, holders of shares of the Series C Preferred dissenting from such action shall not have any rights to payment for their shares by reason of this provision.

         2. LIQUIDATION RIGHTS, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series C Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of any other class or series of the capital stock of the Corporation, $.0001 per share of Series C Preferred together with any accrued but unpaid dividends (whether or not declared) to the date of payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred, the full amounts to which they respectively shall be entitled, the holders of share of the Series C Preferred shall share

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ratably in any distribution of assets in proportion of their respective ownership of Series C Preferred. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of the Series C Preferred of the full amount to which they shall be entitled as aforesaid, the holders of shares of all other classes and series of the capital stock of the Corporation, to the exclusion of the holders of shares of the Series C Preferred, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders. The consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation unless the effect thereof shall be to cause a distribution of assets among its stockholders.

         3. CONVERSION AND DIVIDENDS.

                  (A) Each share of the Series C Preferred shall automatically convert on the second anniversary of the effective date of the registration statement filed by the Corporation under the Securities Act of 1933 relating to the Series C Preferred (the "Effective Date"), without any action on the part of the holder thereof or the Corporation, into that number of shares of Common Stock, par value $.0001 per share, of the Corporation ("Common Stock") equal to
(i) 80% of the average bid price of the Common Stock for the 20 trading days prior to the effective date of the Corporations Registration Statement on Form SB-2, which resulting number shall in no event be less than $1.25, divided into
(ii) $5.75, the offering price attributable to the Series C Preferred. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

                  (B) Holders of the Series C Preferred will be entitled, when and as declared by the Board of Directors, to receive, in respect of the two years before the Series C Preferred converts, an annual dividend per share equal to 2% of the $5.75 offering price of the Series C Preferred sold as part of the Units, or $0.115 per share. Such dividends shall accrue from the Effective Date and shall be payable on each of the two anniversaries following the Effective Date, in cash or shares of Common Stock at the option of the Corporation. The aforementioned dividends shall be cumulative and no dividends shall be paid or set apart in respect of the Common Stock or any other class of securities which ranks junior to the Series C Preferred unless and until all accrued and unpaid dividends upon such Series C Preferred have been paid or set apart in full. No interest shall accrue with respect to dividends in arrears.

                  (C) The number of shares of Common Stock to be issued upon the conversion of Series C Preferred shall be subject to proportional adjustment from time to time as follows:

                           (1) If the Corporation at any time shall consolidate
                  or merge with or sell or convey all or substantially all of its assets to any other corporation or partnership, the shares of the Series C Preferred then outstanding shall be convertible into such number and kind of securities and property as would have been issuable or distributable on account of

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                  such consolidation, merger, sale or conveyance upon or with respect to the shares of Common Stock into which the Series C Preferred is convertible.

                           (2) If the Corporation shall at any time re-classify
                  or change the outstanding Common Stock into a different type of security or securities or other property ("Reclassified Securities"), then each holder of Series C Preferred, at such holder's sole option, shall thereafter be entitled to convert any share of Series C Preferred held by such holder into such number of Reclassified Securities as would have been issuable to such holder of Series C Preferred, had such holder converted such share of Series C Preferred into Common Stock immediately prior to the reclassification or change of Common Stock into such Reclassified Securities.

                           (3) If the Corporation at any time pays to the
                  holders of the Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon conversion of the then outstanding shares of the Series C Preferred shall be proportionately increased, effective as of the close of business on the record date for determination of the holders of the Common Stock entitled to such dividend.

                  (D) The Corporation shall undertake to have authorized and thereafter reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuing upon the conversion of the shares of the Series C Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the then outstanding shares of the Series C Preferred.

         4. NO REISSUANCE OF SERIES C PREFERRED. No share or shares of the Series C Preferred acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         5. NOTICES. Any notice or other communication under the provisions of this Certificate shall be in writing, and shall be given by postage prepaid, first class mail, receipt requested, by hand delivery with an acknowledgement copy, or by any reputable service which guarantees over night delivery ("Over Night Mail"), directed to the Corporation at 1160-B South Rogers Circle, Boca Raton, Florida 33487, and to the Holders at their respective addresses as set forth in the records of the Corporation, or to any new address of which the Corporation or any Holder shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Over Night Mail, one day after it is mailed; or by hand delivery, upon receipt.

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